As filed with the Securities and Exchange Commission on July 8, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XENITH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	80-0229922 (I.R.S. Employer Identification No.)

One James Center, 901 E. Cary Street, Suite 1700 Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Colonial Virginia Bank

2004 Equity Compensation Plan

(Full title of the plan)

T. Gaylon Layfield, III

President and Chief Executive Officer

One James Center

901 East Cary Street

Suite 1700

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 433-2200

(Telephone number, including area code, of agent for service)

Copies to:

W. Lake Taylor, Jr.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $1.00 per share	103,355 shares	$6.46495	$668,184.907	$86.07

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends, combinations or reclassification of shares or similar change in capitalization.
(2)	Estimated solely for the purpose of computing the registration fee and calculated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the common stock of Xenith Bankshares, Inc. reported in the consolidated reporting system on July 3, 2014.

EXPLANATORY STATEMENT

Pursuant to the terms of the Agreement of Merger, dated as of March 20, 2014, and related Plan of Merger (the “Merger Agreement”), among Xenith Bankshares, Inc. (the “Company”), Xenith Bank and Colonial Virginia Bank (“CVB”), CVB merged with and into Xenith Bank, effective on June 30, 2014 (the “Merger”), with Xenith Bank surviving the Merger as a wholly-owned subsidiary of the Company. At the effective time of the Merger, each share of CVB common stock outstanding immediately prior to the effective time of the Merger was converted into the right to receive 2.65 shares of Company common stock (the “Exchange Ratio”) without interest and less applicable amounts for taxes. Each unexercised option to purchase CVB common stock, whether or not vested, that was outstanding at the effective time of the Merger was converted into an option to purchase Company common stock at the Exchange Ratio.

Pursuant to the terms of the Merger Agreement, the Company assumed CVB’s 2004 Equity Compensation Plan in the Merger. Other than as described above, the terms of the converted CVB stock options were not amended, and the converted CVB stock options will continue to be governed by the terms of the assumed 2004 Equity Compensation Plan.

The Company is filing this Registration Statement on Form S-8 to register the shares of its common stock, par value $1.00 per share, issuable upon the exercise of the 39,004 options outstanding under the 2004 Equity Compensation Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated in this registration statement (“Registration Statement”) by reference and made a part hereof (File No. 000-53380):

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

(ii)	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014;

(iii)	the Company’s Current Reports on Form 8-K, filed with the Commission on January 24, 2014, March 21, 2014, March 25, 2014, May 1, 2014, May 7, 2014, May 23, 2014, June 13, 2014 and July 1, 2014; and

(iv)	the description of the Company’s common stock, par value $1.00 per share (“Common Stock”), contained in the Company’s Current Report on Form 8-K filed with the Commission on December 6, 2012 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Hunton & Williams LLP has passed on the legality of the shares of Common Stock being registered under this Registration Statement (the “Opinion”). As of July 8, 2014, lawyers of Hunton & Williams LLP who participated in the preparation of the Opinion owned less than 0.3% of the outstanding shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Amended and Restated Articles of Incorporation of the Company require, the Company to indemnify its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Company’s Amended and Restated Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law.

The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. As permitted by the VSCA, the Company’s Amended and Restated Articles of Incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law.

The Company also carries insurance on behalf of its directors and officers that may cover liabilities under the Securities Act. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated herein by reference.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Xenith Bankshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 29, 2009 (File No. 000-53380)).

4.1.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of Xenith Bankshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on September 27, 2011
(File No. 000-53380)).

4.2	Amended and Restated Bylaws of Xenith Bankshares, Inc. (incorporated herein by reference to Exhibit 3.2 to Current Report on Form 8-K filed on December 29, 2009 (File No. 000-53380)).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1	Powers of Attorney (included on the Signature Page).

99.1	Colonial Virginia Bank 2004 Equity Compensation Plan (filed herewith).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on July 8, 2014.

XENITH BANKSHARES, INC.

By:	/s/ T. Gaylon Layfield, III
	Name:	T. Gaylon Layfield, III
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints T. Gaylon Layfield, III, Thomas W. Osgood and Ronald E. Davis his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 8, 2014	By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III Director, President and Chief Executive Officer (Principal Executive Officer)

Date: July 8, 2014	By:	/s/ Thomas W. Osgood
Thomas W. Osgood Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: July 8, 2014	By:	/s/ Judy C. Gavant
Judy C. Gavant Senior Vice President and Controller of Xenith Bank (Principal Accounting Officer)

Date: July 8, 2014	By:	/s/ Thomas G. Snead, Jr.
Thomas G. Snead, Jr. Chairman of the Board

Date: July 8, 2014	By:	/s/ Larry L. Felton
Larry L. Felton Director

Date: July 8, 2014	By:	/s/ Palmer P. Garson
Palmer P. Garson Director

Date: July 8, 2014	By:	/s/ Patrick D. Hanley
Patrick D. Hanley Director

Date: July 8, 2014	By:	/s/ Peter C. Jackson
Peter C. Jackson Director

Date: July 8, 2014	By:	/s/ Michael A. Mancusi
Michael A. Mancusi Director

Date: July 8, 2014	By:	/s/ Robert J. Merrick
Robert J. Merrick Director

Date: July 8, 2014	By:	/s/ Scott A. Reed
Scott A. Reed Director

Date: July 8, 2014	By:	/s/ Mark B. Sisisky
Mark B. Sisisky Director

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of Xenith Bankshares, Inc. (incorporated herein by reference to
Exhibit 3.1 to Current Report on Form 8-K filed on December 29, 2009 (File No. 000-53380)).

4.1.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of Xenith Bankshares, Inc. (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on September 27, 2011 (File No. 000-53380)).

4.2	Amended and Restated Bylaws of Xenith Bankshares, Inc. (incorporated herein by reference to Exhibit 3.2 to Current Report on Form 8-K filed on December 29, 2009 (File No. 000-53380)).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1	Powers of Attorney (included on the Signature Page).

99.1	Colonial Virginia Bank 2004 Equity Compensation Plan (filed herewith).